Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement number 333-186635 on Form S-8 of our report dated August 14, 2014, with respect to the consolidated financial statements of NYTEX Energy Holdings, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Whitley Penn LLP

Dallas, Texas

August 14, 2014